Exhibit 10.2

WHEREAS, Biotechnology Partners Business Trust whose address is Two Gateway Center 603 Stanwix Street, Pittsburgh, Pennsylvania 15222, hereinafter referred to as "CONSULTANT", and Frezer, Inc., whose principal place of business Is 1010 University Avenue, Suite 40, San Diego, CA 92103 its subsidiaries, affiliates, and assigns, hereinafter referred to as the "Company” are parties to that agreement by and between CONSULTANT and Company dated the 15th day of May 2006 (“Agreement”).

WHEREAS, both of CONSULTANT and Company wish to amend the Agreement as follows:

THREFORE, Section 4 of the Agreement shall henceforth be and read as follows:

“4, Scope of Services. CONSULTANT shall assist the Company and / or Company's legal counsel in:

1.	All aspects of the preparation of any and all Patent Applications to be filed with the US Patent and Trademark office during the term of this Agreement.

2.	Identification and refurbishment of space suitable for research and development activities.

3.	Identification of consultants qualified to assist the Company in development of intellectual property.

4.	Coordination of the activities of consultants assisting the Company in development of intellectual property.

5.	Identification of research entities having intellectual property which the Company may seek to acquire or license.

6.	Negotiating with research entities regarding acquisition or licensing of intellectual property by the Company.”

Agreed to by

CONSULTANT	Frezer Inc. (the Company)
/s/ Timothy Foat	/s/ David R. Koos
Timothy G. Foat	David R. Koos
By Its: Trustee	By Its: Chairman & CEO
Date: July 11, 2006	Date: July 11, 2006